Exhibit 99.5

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF ARCHER

The following discussion and analysis of Archer’s financial condition and results of operations should be read in conjunction with Archer’s condensed financial statements and related notes and other information included elsewhere in this Form 8-K and our final prospectus filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended, on August 10, 2021 (the “Prospectus”). In addition to historical data, this discussion contains forward-looking statements about Archer’s business, results of operations, cash flows, financial condition, and prospects based on current expectations that involve risks, uncertainties, and assumptions. Archer’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified in this Form 8-K and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in the Prospectus. Additionally, Archer’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Archer was founded with the mission to advance the benefits of sustainable air mobility. Archer’s goal is to move people throughout the world's cities in a quick, safe, sustainable, and cost-effective manner. Archer is designing and developing an electric vertical takeoff and landing (“eVTOL”) aircraft for use in urban air mobility (“UAM”) that can carry passengers while producing minimal noise and zero emissions during operations.

Archer’s eVTOL aircraft uses advancements in key enabling technologies such as high-energy batteries, high-performance electric motors, an advanced fly-by-wire flight control system, and a lightweight and efficient aircraft structure. As a fully electric vehicle, the aircraft will have zero emissions during operations. The goal of the Archer eVTOL design is to maximize safety and convenience while minimizing noise and time spent traveling. Archer looks to accomplish that through the use of a distributed electric propulsion system with inherent redundancy and far fewer parts than a typical internal combustion propulsion system found in similarly sized aircraft or rotorcraft today. The reduced number of parts not only translates into fewer critical parts on the aircraft from a safety perspective, but will also significantly reduce the maintenance requirements compared to the internal combustion propulsion systems found in similarly sized aircraft or rotorcraft today.

The development of an eVTOL aircraft that meets Archer’s business requirements demands significant design and development efforts on all facets of the aircraft. Archer believes that by bringing together a mix of talent with both eVTOL and traditional commercial aerospace backgrounds it is building a team that will allow it to move through the design, development and certification of its eVTOL aircraft with the Federal Aviation Administration (“FAA”) in an efficient manner, thus allowing it to achieve its end goal of producing eVTOL aircraft for sale and operating a UAM network.

Archer’s Business Model

Archer intends to operate its own UAM network in select cities (“Archer UAM”) and to sell its eVTOL aircraft to third parties ("Archer Direct"). Archer believes that these dual revenue streams have the potential to reinforce each other and catalyze the full ecosystem. Archer has entered into a purchase agreement with United Airlines Inc. (“United Airlines”) for the conditional purchase of up to $1 billion worth of aircraft, with an option for another $500 million worth of aircraft. Archer plans to build its UAM business using the eVTOL aircraft fleet that it will manufacture. Archer projects that the cost to manufacture and operate its aircraft will be such that it will be able to enter the UAM ride-sharing market at a price point that is competitive with vehicular ride sharing services. Upon receipt of all necessary FAA certifications and any other government approvals necessary for it to manufacture and operate its aircraft, Archer expects to initially begin its UAM network operations in certain major U.S. cities, such as Los Angeles and Miami. Archer will continue to evaluate its go-to-market strategy based on, among other things, estimated demand, readiness of the required infrastructure and the scale of its UAM aircraft fleet.

To date, Archer has not generated any revenue, as it continues to design and develop its eVTOL aircraft. The Business Combination generated gross proceeds of $857.6 million as described below, and Archer will use the net proceeds to design and develop its eVTOL aircraft and fund operations for the foreseeable future. The amount and timing of future capital requirements will depend on many factors, including the pace and results of the design and development of Archer’s aircraft and manufacturing operations, as well as Archer’s progress in obtaining necessary FAA certifications and other government approvals. Any significant delays in that regard will likely require Archer to raise additional capital above its existing cash on hand and delay Archer’s generation of revenues.

Impact of COVID-19 on Archer’s Business

In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by the SARS-CoV-2 virus, as a pandemic, which continues to spread throughout the world. The rapid spread of COVID-19 has caused volatility and disruption in financial markets and prompted governments and businesses to take unprecedented measures such as travel restrictions, quarantines, shelter-in-place orders, and business shutdowns. The COVID-19 pandemic may negatively impact the Company’s ability to design, develop and begin the production of its eVTOL aircraft. Furthermore, the COVID-19 pandemic could limit the ability of suppliers and business partners to perform, including causing third party component and material suppliers to increase the prices they may charge Archer or experience limited or no availability of their components and materials for some period of time.

The impact of the COVID-19 pandemic continues to evolve. As such, the full magnitude of the pandemic’s effect on Archer’s financial condition, liquidity, and future results of operations is uncertain. Management continues to actively monitor Archer’s financial condition, liquidity, operations, suppliers, industry, and workforce but currently does not anticipate any material impairments as a result of COVID-19 and will continue to evaluate it on an ongoing basis.

Business Combination

On September 16, 2021 (the “Closing Date”), Archer Aviation Inc., a Delaware corporation (“Legacy Archer”), Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), and Artemis Acquisition Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Atlas (“Merger Sub”), consummated the closing of the transactions contemplated by the Business Combination Agreement, dated February 10, 2021, as amended and restated on July 29, 2021, by and among Atlas, Legacy Archer and Merger Sub (the “Business Combination Agreement”), following approval at a special meeting of the stockholders of Atlas held on September 14, 2021 (the “Special Meeting”).

Pursuant to the terms of the Business Combination Agreement, a business combination of Legacy Archer and Atlas was effected by the merger of Merger Sub with and into Legacy Archer, with Legacy Archer surviving the merger (the “Surviving Entity”) as a wholly-owned subsidiary of Atlas (the “Merger,” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). Following the consummation of the Merger on the Closing Date, the Surviving Entity changed its name from Archer Aviation Inc. to Archer Aviation Operating Corp. and Atlas changed its name from Atlas Crest Investment Corp. to Archer Aviation Inc.

While the legal acquirer in the Business Combination Agreement is Atlas, for financial accounting and reporting purposes under GAAP, Archer will be the accounting acquirer and the Business Combination will be accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of Archer in many respects. Under this method of accounting, Atlas will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, Archer will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Archer (i.e., a capital transaction involving the issuance of stock by Atlas for the stock of Archer). Accordingly, the consolidated assets, liabilities and results of operations of Archer will become the historical financial statements of New Archer, and Atlas’ assets, liabilities and results of operations will be consolidated with Archer beginning on the acquisition date. Operations prior to the Business Combination will be presented as those of Archer in future reports. The net assets of Atlas will be recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

The Business Combination generated gross cash proceeds of $857.6 million, including $600.0 million proceeds from the PIPE Financing. Total direct and incremental transaction costs of Atlas and Archer were $71.8 million, a portion of which was paid in Class A common stock, of which $14.5 million was expensed as part of the Business Combination and recorded in accumulated deficit, and the remaining $57.3 million was an offset to additional paid-in capital as costs related to the reverse recapitalization, which excludes the $15.1 million in Class A common stock issued to satisfy fees related to the Business Combination and PIPE Financing.

As a result of the Business Combination, Archer Aviation Inc. became the successor registrant with the SEC and listed on the NYSE. Archer intends to continue to hire personnel and implement additional processes and procedures to address public company regulatory requirements and customary practices. Archer also expects to incur additional expenses customary for a publicly-traded company, such as directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal fees and expenses.

Components of Results of Operations

Revenue

Archer is a development stage company and has not generated any revenues from its planned Archer Direct and Archer UAM business lines. Archer does not expect to begin generating significant revenues until it is able to complete development and manufacturing of its eVTOL aircraft and obtain the FAA certifications and other government approvals necessary to allow it to sell its eVTOL aircraft to third parties and utilize such aircraft as a part of its UAM network.

Operating Expenses

Research and Development

Research and development activities represent a significant part of Archer’s business. Archer’s research and development efforts focus on the design and development of Archer’s eVTOL aircraft, including certain of the systems that are used in it. As part of those activities, Archer continues to work closely with the FAA towards its goal of achieving Type Certification of its eVTOL aircraft on an efficient timeline. Research and development expenses consist of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees focused on research and development activities, costs associated with building prototype aircraft, other related costs, depreciation, and an allocation of general overhead. Archer expects research and development expenses to increase significantly as it progresses towards the launch of its first eVTOL aircraft.

Archer cannot determine with certainty the timing, duration or the costs necessary to complete the design, development and certification of its first eVTOL aircraft due to the inherently unpredictable nature of its research and development activities. Development timelines, the probability of success, and development costs may differ materially from expectations.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for employees associated with administrative services such as legal, human resources, information technology, accounting and finance, other related costs, depreciation and an allocation of Archer’s general overhead. These expenses also include certain third-party consulting services, certain facilities costs, and any corporate overhead costs not allocated to other expense categories. Archer expects its general and administrative expenses to increase in absolute dollars as a result of operating as a publicly-traded company, including expenses to comply with the rules and regulations applicable to companies listed on a national securities exchange, expenses related to compliance and reporting obligations pursuant to the rules and regulations of the SEC, as well as additional expenses customary for a publicly-traded company, such as directors’ and officers’ liability insurance, director fees, and additional internal and external accounting and legal fees and expenses.

At this time, Archer is unable to estimate the costs of defending the Wisk Aero LLC (“Wisk”) litigation or any related settlement or award of damages and thus, Archer has not established any related legal reserves. Through June 30, 2021, Archer estimates that it has incurred legal expense associated with the Wisk litigation of approximately $10 million.

Other Warrant Expense

Other warrant expense consists entirely of non-cash expense related to the vesting of warrants issued in conjunction with the execution of the purchase and warrant agreements with United Airlines, Inc. (“United”). Archer expects to incur additional expense as these warrants vest upon satisfaction of the second milestone outlined in the applicable agreements.

Other Expense, Net

Other expense, net primarily consists of miscellaneous income and expense items. Interest expense primarily consists of interest on notes payable net of interest income from money market accounts.

Archer's net loss was driven primarily by expenses associated with research and development and general and administrative for the three and six months ended June 30, 2021 and a non-cash expense of $78.2 million related to the vesting of warrants issued in connection with the execution of the purchase and warrant agreements with United for the six months ended June 30, 2021.

Results of Operations

The following table sets forth Archer’s consolidated statements of operations for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change $	2021	2020	Change $

	(in thousands)			(in thousands)
Operating expenses:
Research and development	$11,448	$4,105	$7,343	$21,514	$6,974	$14,540
General and administrative	22,409	669	21,740	28,987	1,686	27,301
Other warrant expense	—	—	—	78,208	—	78,208
Total operating expenses	33,857	4,774	29,083	128,709	8,660	120,049
Loss from operations	(33,857)	(4,774)	(29,083)	(128,709)	(8,660)	(120,049)
Gain on forgiveness of PPP loan	912	—	912	912	—	912
Other expense, net	—	(128)	128	1	(229)	230
Loss before income taxes	(32,945)	(4,902)	(28,043)	(127,796)	(8,889)	(118,907)
Income tax expense	—	—	—	(2)	—	(2)
Net loss	$(32,945)	$(4,902)	$(28,043)	$(127,798)	$(8,889)	$(118,909)

Research and Development

Research and development expenses increased by $7.3 million for the three months ended June 30, 2021, compared to the same period ended June 30, 2020. The increase was primarily due to an increase of $4.2 million in personnel-related expenses and allocated facilities expenses due to significantly increasing our workforce from the prior period. The increase was also due to increases of $2.5 million and $0.6 million pertaining to third-party consultant expenses and tools and materials, respectively, to support our increased research and development activities.

Research and development expenses increased by $14.5 million for the six months ended June 30, 2021, compared to the same period ended June 30, 2020. The increase was primarily due to an increase of $6.9 million in personnel-related expenses and allocated facilities expenses due to significantly increasing our workforce in the first six months of 2021. The increase was also due to increases of $5.9 million and $1.7 million pertaining to third-party consultant expenses and tools and materials, respectively, to support our increased research and development activities.

General and Administrative

General and administrative expenses increased by $21.7 million for the three months ended June 30, 2021, compared to the same period ended June 30, 2020. This increase was primarily due to increased legal and professional service expenses of $15.3 million pertaining to costs associated with the Business Combination and company readiness for going public, as well as legal costs related to the Wisk litigation, as described in detail in Note 7 of the footnotes to the financial statements. An increase of $3.7 million was due to advertising and marketing expenses, and the remaining increase of approximately $2.7 million resulted from an increase in personnel-related expenses and allocated facilities costs due to a significant increase in our workforce.

General and administrative expenses increased by $27.3 million for the six months ended June 30, 2021, compared to the same period ended June 30, 2020. This increase was primarily due to increased legal and professional service expenses of $18.8 million pertaining to costs associated with the Business Combination and company readiness for going public, as well as legal costs related to the Wisk litigation. An increase of $4.3 million was due to advertising and marketing expenses, and the remaining increase of approximately $4.2 million resulted from personnel-related expenses and allocated facilities costs due to a significant increase in our workforce.

Other Warrant Expense

Other warrant expense increased by $78.2 million for the six months ended June 30, 2021, compared to the same period ended June 30, 2020. This increase was due to $78.2 million of non-cash expense in the first quarter of 2021 related to the vesting of warrants associated with the execution of the purchase and warrant agreements with United, in satisfaction of a specific milestone.

Gain on Forgiveness of PPP Loan

For the three and six months ended June 30, 2021, compared to the same periods ended June 30, 2020, our Paycheck Protection Program loan and interest was forgiven, resulting in an increase of $0.9 million in gain on extinguishment of the loan and interest.

Other Expense, Net

Other expense, net, decreased by $0.1 million and $0.2 million for the three and six months ended June 30, 2021, respectively, compared to the same periods ended June 30, 2020. The decrease in both of these periods primarily was due to decreased interest expense related to convertible notes, which were cancelled and converted into preferred stock.

Liquidity and Capital Resources

As of June 30, 2021, our principal sources of liquidity were cash and cash equivalents of $5.9 million. As of that date, Archer had funded its operations primarily through the private placement of convertible promissory notes and preferred stock and has raised gross proceeds of $61.4 million from such activities. Archer has incurred net losses since its inception and to date has not generated any revenues. Archer expects to incur additional losses and higher operating expenses for the foreseeable future.

The Business Combination generated gross cash proceeds of $857.6 million. Archer expects that the net cash proceeds from the Business Combination along with its cash balances held prior to the closing date will be sufficient to fund its current operating plan for at least the next 12 months from the date the condensed financial statements were available to be issued.

Archer’s future capital requirements will depend on many factors, including:

●	the level of research and development expenses it incurs as it continues to develop its eVTOL aircraft;

●	capital expenditures needed to bring up its aircraft manufacturing capabilities, including for both the build out of its manufacturing facilities and component purchases necessary to build its aircraft;

●	capital expenditures needed to support the infrastructure required to launch its UAM network;

●	general and administrative expenses as Archer scales its operations;

●	interest expense from any remaining debt financing; and

●	sales, marketing and distribution expenses as Archer builds, brands and markets its eVTOL aircraft and UAM network.

Until such time as Archer can generate significant revenue from Archer Direct or Archer UAM, it expects to finance its cash needs primarily through existing cash on hand, public or private equity or debt financings or other capital sources, including potential collaborations and other similar commercial arrangements. However, Archer may be unable to raise additional capital or enter into such other commercial arrangements when needed, on favorable terms or at all. To the extent that Archer raises additional capital through the sale of equity or convertible debt securities, the ownership interest of its stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of Archer’s current stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If Archer raises funds through collaborations or other similar commercial arrangements with third parties, it may have to relinquish valuable rights to its eVTOL aircraft or UAM network which in turn may reduce the value of its common stock. If Archer is unable to raise additional funds through equity or debt financings or commercial arrangements when needed, it may be required to delay, limit, reduce or terminate its research and development efforts.

On July 9, 2021, Archer, as the borrower, entered into a Loan and Security Agreement with Silicon Valley Bank (“SVB”) and SVB Innovation Credit Fund VIII, L.P. (“SVB Innovation”) as the lenders, and SVB as the collateral agent. The total principal amount of the loans is $20 million (the “Term Loans”), and all obligations due under the Term Loans are collateralized by all of Archer’s right, title and interest in and to its specified personal property in favor of the Collateral Agent. The interest rate on the loans is a floating rate per annum equal to the greater of (1) 8.5% and (2) the Prime Rate plus the Prime Rate Margin, which increases by 2% per annum upon the occurrence of an event of default. The proceeds are to be used solely for the working capital or to fund the Company’s general business purpose. The Term Loans are subject to a final payment fee ranging between zero and 5.5% of the original aggregate principal amount depending on the timing of repayment and whether the closing of the Business Combination transaction occurs.

Cash Flows

The following table summarizes Archer’s cash flows for the period indicated:

	Six Months Ended June 30,
	2021	2020

	(in thousands)
Net cash used in operating activities	$(28,770)	$(7,480)
Net cash used in investing activities	$(1,919)	$(315)
Net cash provided by financing activities	$62	$825

Cash Flows Used in Operating Activities

Archer continues to experience negative cash flows from operations as it designs and develops its eVTOL aircraft and builds its infrastructure necessary to support those efforts in the United States. Archer’s cash flows from operating activities are significantly affected by its cash investments to support the growth of its research and development activities related to its eVTOL aircraft, as well as the general and administrative functions necessary to support those activities and operations as a publicly traded company. Archer’s operating cash flows are also impacted by the working capital requirements to support growth and fluctuations in personnel-related expenditures, accounts payable, accrued interest and other current liabilities, and other current assets.

Net cash used in operating activities during the six months ended June 30, 2021 was $28.8 million, resulting from net loss of $127.8 million, adjusted for non-cash items consisting mainly of $78.2 million in other warrant expense and $1.9 million in stock-based compensation. The net cash provided by changes in our net operating assets and liabilities of $18.8 million was primarily related to a $19.2 million increase in accounts payable. Cash used in operating activities was primarily used to fund our current expenses related to research and development activities and administrative changes.

Net cash used in operating activities during the six months ended June 30, 2020 was $7.5 million, resulting from net loss of $8.9 million, adjusted for non-cash items consisting of primarily $0.2 million in non-cash interest. The net cash provided by changes in Archer’s net operating assets and liabilities of $1.1 million was primarily related to a $0.6 million increase in other current liabilities related to accrual of payroll costs and a $0.8 million increase in accounts payable. Cash used in operating activities was primarily used to fund our current expenses related to research and development activities and administrative changes.

Cash Flows Used by Investing Activities

Net cash used in investing activities during the six months ended June 30, 2021 and 2020 was $1.9 million and $0.3 million, respectively, driven by purchases of property and equipment within those respective periods.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities during the six months ended June 30, 2021 was $0.1 million, consisting of the net proceeds from the exercise of stock options.

Net cash provided by financing activities during the six months ended June 30, 2020 was $0.8 million, consisting primarily of proceeds received from the Paycheck Protection Program loan.

Contractual Obligations and Commitments

The following table summarizes Archer’s contractual obligations and commitments as of June 30, 2021:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years

	(in thousands)
Operating lease obligation (1)	$3,008	$1,554	$1,454

(1)	For further information, refer to Note 7 - Commitments and Contingencies to condensed consolidated financial statements included elsewhere in this Form 8-K.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that Archer can cancel without a significant penalty.

Paycheck Protection Program

In April 2020, Archer obtained a loan of approximately $0.9 million pursuant to the Paycheck Protection Program under Division A, Title I of the CARES Act (the “PPP Loan”), with interest accruing on the PPP Loan at a rate of 0.98% per annum. The Paycheck Protection Program was established as part of the CARES Act and provides for loans to qualifying businesses for amounts up to 2.5 times the average monthly payroll expenses of the business, subject to certain limitations. The loan and accrued interest are forgivable after 24 weeks so long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent, and utilities. Archer applied for loan forgiveness under the CARES Act and received forgiveness of the loan and accrued interest in full from the Small Business Administration in June 2021.

Off-Balance Sheet Arrangements

As of June 30, 2021, Archer did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Our condensed financial statements and accompanying notes have been prepared in accordance with GAAP. The preparation of these condensed financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results may differ from these estimates. To the extent that there are material differences between these estimates and our actual results, our future financial statements will be affected.

For additional information about our critical accounting policies and estimates, see the disclosure included in our Prospectus as well as Note 3 - Summary of Significant Accounting Policies in the notes to the condensed financial statements included elsewhere in this Form 8-K.

Recent Accounting Pronouncements

See Note 3 – Summary of Significant Accounting Policies to the condensed financial statements included elsewhere in this Form 8-K for a discussion about accounting pronouncements recently adopted and recently issued not yet adopted.

Quantitative and Qualitative Disclosures about Market Risk

Archer is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Archer’s financial position due to adverse changes in financial market prices and rates. Archer’s market risk exposure is primarily the result of fluctuations in interest rates.

As of June 30, 2021, Archer did not have any debt or notes outstanding in which fluctuations in the interest rates would affect Archer.

Credit Risk

Financial instruments, which subjects Archer to concentrations of credit risk, consist primarily of cash, cash equivalents, and deposits. Archer’s cash and cash equivalents are held at major financial institutions located in the United States of America. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits ($250,000 per depositor per institution). Management believes the financial institutions that hold Archer’s cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Atlas initially elected, and now Archer has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, Archer will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of Archer’s financials to those of other public companies more difficult.

Archer has also elected to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.